Exhibit 99.2

Lakeland Bancorp Elected Mary Ann Deacon Chairman of the Board of Directors

OAK RIDGE, N.J., May 25, 2011 — Lakeland Bancorp and Lakeland Bank Board of Directors, announced the election of Mary Ann Deacon, a 16-year director, as chairman of the board of directors of both the holding company and the bank. She succeeds John Fredericks in this office. Fredericks became director emeritus under the bank’s director age retirement program after 42 years of service.

“We are delighted that after many years of dedicated service as a director, Mary Ann Deacon will assume the role of chairman,” said Thomas Shara, president and chief executive officer of Lakeland Bancorp and Lakeland Bank. “Her vast experience in the real estate industry and her knowledge of the small-business landscape in North Jersey and the greater metropolitan region have been invaluable. She has been an integral force in our continued growth in size and earnings over the years and shares our values and commitment to shareholders, customers, employees and the communities that we serve.”

“Lakeland Bank’s focus on organic growth, expense controls, targeted market penetration, and new financial products for a consumer and small-business client base is the key to our future success,” noted Shara, “and our board members help guide the corporation and sustain the vision in ways that are paramount to achieving a long-term increase in shareholder value.”

Deacon has more than 30 years of in-depth experience in real estate development, building contracting, property management and sales. She is secretary and treasurer of Deacon Homes Inc. and other privately owned operating companies. She is responsible for the planning and administration of these companies, three condominium associations and other business entities. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. During her 16 years on Lakeland’s board, she has served on every committee.

Throughout the span of her career, Deacon has been recognized with multiple citizen, community service and women in business awards. She has been active in community endeavors that support cancer initiatives, hunger relief efforts, hospice, developmental programs, scholarship fundraising and other socially conscious causes. “Mary Ann’s professional experience, community service and outstanding reputation in the local business and real estate communities, as well as her dedication to Lakeland Bank, spurred the board’s original decision to have her serve as a director, and her election as chairman reflects the high regard of her peers for her contributions,” added Shara.

About Lakeland Bancorp

Lakeland Bancorp, the holding company for Lakeland Bank, has an asset base of approximately $2.8 billion and 47 offices spanning six northern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank offers an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, and 24-hour or less turnaround time on consumer loan applications. For more information about the bank’s full line of products and services, visit their website at lakelandbank.com.

Contact: Tony Rose, Director of Marketing, +1-973-697-2000, trose@lakelandbank.com